Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Amendment No. 1 to the Registration Statement (Form F-3, file No. 333-151664) and related Prospectus of Excel Maritime Carriers Ltd. for the registration of up to 1,479,898 class A common shares and to the incorporation by reference therein of our reports dated March 31, 2008, with respect to the consolidated financial statements of Excel Maritime Carriers Ltd., and the effectiveness of internal control over financial reporting of Excel Maritime Carriers Ltd., included in its Annual Report (Form 20-F) for the year ended December 31, 2007, as amended, filed with the Securities and Exchange Commission.

Ernst & Young (Hellas) Certified Auditors Accountants S.A.

September 25, 2008
Athens, Greece